Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES RECORD

FISCAL 2015 SECOND QUARTER RESULTS

Second Quarter Highlights Include:

•	Revenues and Gross Margins Reach New Historic Highs for Any Quarter in Company History

•	Net Income Equals $8.5 Million Versus Prior Year Adjusted Net Income of $6.7 Million

•	Diluted EPS Total 49 Cents Versus Prior Year Adjusted Diluted EPS of 43 Cents

•	Revenues Advance 13.7 Percent to $221.6 Million from $194.9 Million

•	Gross Margin Reaches $23.0 Million, Up 21.6 Percent from $18.9 Million

Year-To-Date Highlights Include:

•	Net Income Reaches $13.8 Million and Compares with Prior Year Adjusted Net Income of $10.7 Million

•	Diluted EPS Equal 79 Cents Versus Prior Year Adjusted Diluted EPS of 68 Cents

•	Revenues Rise 14.7 Percent to $416.4 Million from $363.1 Million

•	Gross Margin Tops $40.8 Million, up 25.3 Percent from $32.5 Million

•	CEO Cole Affirms Fiscal 2015 Outlook for Record Revenue, EPS and Two Billion Pound-Plus Avocado Industry Consumption Forecast

SANTA PAULA, Calif. (June 2, 2015)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh foods, today reported that fiscal 2015 second quarter operating results reached their highest single-period totals in company history. Revenues, gross margin, net income and earnings per share all rose to new record levels.

For the three months ended April 30, 2015, net income advanced to $8.5 million, equal to $0.49 per diluted share, from $1.6 million, or $0.09 per diluted share in the prior-year second quarter. Fiscal 2014 second quarter results include non-cash operating expenses, primarily related to the revaluation of earn-out liability associated with the acquisition of Renaissance Food Group, LLC (RFG), which net of income tax approximated $5.2 million, or $0.34 per diluted share. Excluding that contingent consideration, adjusted net income in last year’s second quarter totaled $6.7 million, or

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Calavo Growers, Inc. Reports Record Fiscal 2015 Second Quarter Results/2-2-2

$0.43 per diluted share. Additionally, as a result of that same RFG contingent consideration, current-year per share results reflect a 10.3 percent increase in weighted average shares outstanding from the fiscal 2014 second quarter.

Revenues in the most recent quarter advanced by $26.7 million, or 13.7 percent, to reach a record $221.6 million, which compares with revenues of $194.9 million in the prior-year’s second quarter. Gross margin rose to $23.0 million, equal to 10.4 percent of revenues and a 21.6 percent increase from gross margin of $18.9 million, or 9.7 percent of revenues, in the fiscal 2014 corresponding quarter. Operating income climbed 31.7 percent to $13.o million from $9.9 million (adjusted) in the second quarter one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “In each of its three business units and by every metric, Calavo turned in an outstanding showing in the second fiscal quarter. Double-digit top-line growth was paced by revenue gains in our Fresh and RFG business segments. Total gross margin increased $4.1 million, translating to an approximately 70 basis point year-over-year gain. This was fueled by gains across all three business segments, most significantly Calavo Foods, which did an outstanding job managing fruit and production costs.”

Cole continued: “Fresh business segment operations saw substantially higher avocado volume, increasing by nearly 20 percent over the same quarter last year. This upward trend line in volume is reflective of the expanding consumer demand for fresh avocados and consistent with our previous forecasts for industry growth this year.

“The RFG business segment continues to perform extremely well, registering another excellent quarter of year-over-year revenue growth,” Cole stated. “From an operations standpoint and, more broadly, indicative of the growth potential in the refrigerated fresh packaged foods segment, we have invested in facilities and capacity expansion at RFG, which we expect will continue to drive top- and bottom-line growth in the quarters and years to come.”

For the six months ended April 30, 2015, net income grew to a record $13.8 million, or $0.79 per diluted share, from a net loss of $212,000, or $0.01 per diluted

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Calavo Growers, Inc. Reports Record Fiscal 2015 Second Quarter Results/3-3-3

share, in the first half of fiscal 2014. Fiscal 2014 first half results include non-cash operating expenses, primarily related to the revaluation of earn-out liability associated with the acquisition of RFG, which net of income tax approximated $10.9 million, or $0.69 per diluted share. Excluding those amounts, adjusted net income for the initial six months of fiscal 2014 totaled $10.7 million or $0.68 per diluted share.

Fiscal 2015 first half revenues advanced to $416.4 million, an increase of $53.3 million, or 14.7 percent, from $363.1 million in the initial six months last year. Gross margin rose 25.3 percent to $40.8 million, equal to 9.8 percent of revenues, from gross margin of $32.5 million, or 9.0 percent of revenues, in the first six months of fiscal 2014.

Fresh business segment revenues grew by 11.2 percent in the fiscal second quarter to $137.9 million from $124.0 million in the corresponding period of fiscal 2014. Fresh gross margin grew by approximately $1.2 million to $10.9 million, equal to 7.9 percent of segment sales, from $9.7 million, or 7.8 percent of segment sales, in the year-earlier fiscal second quarter. Continued improvement in sales and sourcing of California and Mexico-grown fresh avocados are principally attributable for segment revenue and gross margin gains. Total Fresh units in the most recent quarter equaled more than 5.1 million, which compares with approximately 5.0 million in the second quarter last year. Avocado unit volume increases equaling nearly 20 percent (and referenced above) were substantially offset by weather-related declines in other diversified Fresh product categories, which also constrained segment gross margin improvement that otherwise would have registered higher.

Revenues in the RFG business segment grew by 23.3 percent to $68.8 million from $55.8 million in the second fiscal quarter last year. Segment gross margin expanded by about $1.1 million to $6.5 million, or 9.4 percent of segment revenues, from $5.4 million, or 9.8 percent of segment revenues, in the like quarter one year ago. Segment revenue growth reflects continued penetration in the retail grocery channel, owing principally to sales growth from current and new customers, as well as product innovation. The modest dip in segment gross margin is attributable to the above-referenced expansion initiatives which are expected to make favorable contributions in future quarters.

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Calavo Growers, Inc. Reports Record Fiscal 2015 Second Quarter Results/4-4-4

Calavo Foods business segment revenues equaled $14.9 million in the most recent quarter. This compares with segment revenues of $15.1 million in the fiscal 2014 second quarter. Despite the modest decline in sales, gross margin advanced $1.8 million to $5.6 million, equal to 37.7 percent of segment sales, from $3.8 million, or 25.3 percent of segment sales in last year’s second quarter. The 1,240 basis point gross margin improvement reflects favorable fruit prices which contributed to considerable business segment operating efficiencies.

Selling, general and administrative (SG&A) expense during the fiscal 2015 second quarter totaled $10.0 million, equal to 4.5 percent of revenues, which compares to adjusted SG&A of $9.1 million, or 4.7 percent of revenues, in the corresponding period last year. SG&A as a percentage of total gross margin improved by 460 basis points to 43.5 percent in the most recent quarter. This compares with adjusted SG&A as a percentage of total gross margin which equaled 48.0 percent in the fiscal 2014 second quarter.

Outlook

CEO Cole stated: “We gained operating and financial momentum in each of our business segments last quarter. All factors aligned, enabling Calavo to register this outstanding, record-setting quarterly performance.

“The double-digit avocado volume growth which we have witnessed in the first six months of this year is expected to continue, and even accelerate, in the second half of this year. Mexico avocado operations are hitting on all cylinders—pricing and availability are trending favorably—and will be complemented by increased volume of pounds year-over-year in California, packing of which will ramp up during the third quarter.”

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Calavo Growers, Inc. Reports Record Fiscal 2015 Second Quarter Results/5-5-5

Cole continued: “We bring to bear our category leadership in an avocado industry that is expanding rapidly: fresh-fruit consumption remains squarely on track to exceed two billion pounds this year and will grow further from there.

“We plan for Calavo to play a pivotal role in this continued industry growth and, to that end, announced during the second quarter our planned expansion into a second Mexican avocado growing region with the construction of a packing facility in Guzman, Jalisco. When completed later this year, the new packing operations will substantially expand Calavo’s total fresh avocado capability to meet growing demand and to capture additional market share.

“RFG continues to expand revenues above our forecast 20 percent growth rate. Recent investments in facility expansion modestly constrained gross margin growth to date this year but are expected to strengthen in the second half. We are confident about these recent initiatives, as well as the category growth-rate into which they figure. RFG has an expansive product lineup and outstanding distribution capabilities that enable next-day order fulfillment to meet customers’ needs—a great combination.

“The Calavo Foods business segment is executing well. We anticipate that gross margins will continue to remain strong. Additionally, we expect a resumption in top-line growth during the second half of this fiscal year, reflecting further sales penetration into the retail grocery and foodservice channels.”

Cole stated: “FreshRealm LLC, in which Calavo continues to hold an approximately 50 percent ownership interest, is making steady progress in its commercialization efforts. FreshRealm recently announced the addition of a new merchant, Terra’s Kitchen. This new relationship now extends FreshRealm’s shipping activities already underway in California into the Northwest.

“Calavo turns the corner into the second half of fiscal 2015 in an excellent position. We are extremely optimistic about the path ahead. The strength behind each of our respective businesses is considerable and places us on target to post record revenue and earnings per share this year,” Cole concluded.

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Calavo Growers, Inc. Reports Record Fiscal 2015 Second Quarter Results/6-6-6

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30, 2015	October 31, 2014
Assets
Current assets:
Cash and cash equivalents	$9,269	$6,744
Accounts receivable, net of allowances of $3,411 (2015) and $3,248 (2014)	80,493	56,618
Inventories, net	31,045	30,975
Prepaid expenses and other current assets	20,909	19,528
Advances to suppliers	76	3,258
Income taxes receivable	2,460	2,627
Deferred income taxes	3,294	3,294

Total current assets	147,546	123,044
Property, plant, and equipment, net	60,855	57,352
Investment in Limoneira Company	39,653	44,355
Investment in unconsolidated entities	18,360	18,380
Deferred income taxes	14,768	12,287
Goodwill	18,262	18,262
Other assets	8,954	9,784

	$308,398	$283,464

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$25,078	$6,660
Trade accounts payable	19,125	15,065
Accrued expenses	20,605	25,303
Short-term borrowings	45,150	35,900
Dividend payable	—	12,970
Current portion of long-term obligations	4,635	5,099

Total current liabilities	114,593	100,997
Long-term liabilities:
Long-term obligations, less current portion	1,168	2,791

Total long-term liabilities	1,168	2,791
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	270	270
Total shareholders’ equity	192,367	179,406

	$308,398	$283,464

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2015	2014	2015	2014
Net sales	$221,589	$194,894	$416,380	$363,059
Cost of sales	198,614	176,002	375,600	330,526

Gross margin	22,975	18,892	40,780	32,533
Selling, general and administrative	9,986	9,145	19,496	17,437
Contingent consideration related to RFG acquisition	—	7,036	—	16,254

Operating income (loss)	12,989	2,711	21,284	(1,158)
Interest expense	(236)	(292)	(459)	(548)
Other income, net	309	270	426	405

Income before provision (benefit) for income taxes	13,062	2,689	21,251	(1,301)
Provision (benefit) for income taxes	4,590	1,433	7,480	(643)

Net income (loss)	8,472	1,256	13,771	(658)
Add: Net loss attributable to noncontrolling interest	—	298	—	446

Net income (loss) attributable to Calavo Growers, Inc	$8,472	$1,554	$13,771	$(212)

Calavo Growers, Inc.’s net income per share:
Basic	$0.49	$0.10	$0.80	$(0.01)

Diluted	$0.49	$0.09	$0.79	$(0.01)

Number of shares used in per share computation:
Basic	17,300	15,755	17,298	15,755

Diluted	17,382	17,176	17,343	15,755

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
Three months ended April 30, 2015
Net sales	$137,853	$14,893	$68,843	$221,589
Cost of sales	126,954	9,280	62,380	198,614

Gross margin	$10,899	$5,613	$6,463	$22,975

Three months ended April 30, 2014
Net sales	$123,952	$15,117	$55,825	$194,894
Cost of sales	114,269	11,294	50,439	176,002

Gross margin	$9,683	$3,823	$5,386	$18,892

For the three months ended April 30, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $9.3 million and $8.6 million were eliminated. For the three months ended April 30, 2015 and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $3.8 million and $3.9 million were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2015
Net sales	$249,502	$29,516	$137,362	$416,380
Cost of sales	229,886	20,310	125,404	375,600

Gross margin	$19,616	$9,206	$11,958	$40,780

Six months ended April 30, 2014
Net sales	$223,674	$27,973	$111,412	$363,059
Cost of sales	207,783	21,558	101,185	330,526

Gross margin	$15,891	$6,415	$10,227	$32,533

For the six months ended April 30, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $19.1 million and $17.6 million were eliminated. For the six months ended April 30, 2015 and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $7.5 million and $7.6 million were eliminated.